CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Institutional Index Funds of our reports dated February 19, 2026, relating to the financial statements and financial highlights of Vanguard Institutional Index Fund, Vanguard Institutional Total Stock Market Index Fund, Vanguard 0-3 Month Treasury Bill ETF and Vanguard Ultra-Short Treasury ETF, which appear in Vanguard Institutional Index Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP April 24, 2026

PricewaterhouseCoopers LLP, 2001 Market Street, Suite 1800,

Philadelphia, PA 19103 +1 (267) 330 3000

 www.pwc.com